As filed with the Securities and Exchange Commission on July 6, 2007	Registration Statement No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMMTECH PHARMACEUTICALS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	39-1523370 (I.R.S. Employer Identification Number)

One North End Avenue
New York, NY 10282
(212) 791-2911
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric L. Sorkin
Chief Executive Officer
Immtech Pharmaceuticals, Inc.
One North End Avenue
New York, NY 10282
(212) 791-2911

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:
Elizabeth Brower, Esq.
Paul, Hastings, Janofsky & Walker LLP
1055 Washington Boulevard
Stamford, CT 06901
(203) 961-7400

 (Approximate date of commencement of proposed sale to the public)
From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:|X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |_|

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant toRule 462(e) under the Securities Act, check the following box.  |_|

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register addition securities or additional class or securities pursuant to Rule 413(b) under the Securities Act, check the following box.  |_|

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed maximum aggregate offering price(1) (2)	Amount of registration fee
Common Stock, par value $0.01 per share	$50,000,000	$1,535
(1)  Such indeterminate number of shares of Common Stock as may from time to time be issued at indeterminate prices.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment, which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 6, 2007

PRELIMINARY	IMMTECH PHARMACEUTICALS, INC.
PROSPECTUS

$50,000,000

Common Stock
________

We may, from time to time, offer up to $50,000,000 in shares of our common stock (“Common Stock”).

Our Common Stock is traded on the AMEX under the symbol “IMM”.  The last reported sale of our Common Stock on the AMEX on July 2, 2007 was $8.06.

When we offer our Common Stock, we will provide specific terms of the offering in supplements to this prospectus. The Common Stock offered by this prospectus and any prospectus supplement may be offered directly or to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. If any underwriters are involved in the sale of any Common Stock offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____________ 2007

In this prospectus, unless the context specifically indicates otherwise, “Immtech,” “the Company,” “we,” “us” and “our” refer to Immtech Pharmaceuticals, Inc.

No person has been authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of the prospectus.

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SUMMARY

The following summary provides an overview of certain information about our company and the offering and may not contain all the information that may be important to you. This summary is qualified in its entirety by and should be read together with the information contained in other parts of this prospectus. You should carefully read this entire prospectus before making a decision about whether to invest in our Common Stock.

Our Company

We are a pharmaceutical company advancing the development and commercialization of drugs to treat infectious diseases. We are clinically testing treatments for malaria, Pneumocystis pneumonia, or PCP, and trypanosomiasis, or African sleeping sickness, and are developing treatments for fungal infections, bacterial infections and hepatitis C. We have a worldwide, exclusive license to commercialize a pharmaceutical platform from which a pipeline of products may be developed to target large, global markets.

Our strategy is to develop drugs effective against infectious diseases utilizing a large library of well-defined compounds. Infectious diseases in the global population have increased significantly during the past 20 years and are the most common cause of death worldwide according to the World Health Organization (“WHO”). Relatively few new drugs for treatment of infectious diseases have been brought to market during this period. New antimicrobials are needed to overcome the problems of multi-drug resistance and the increasing number of new pathogens that are causing global health problems.

Since our formation in October 1984, we have engaged in pharmaceutical research and drug development, expanding our scientific capabilities and collaborative network, developing technology licensing agreements and advancing the commercialization of our proprietary technologies, including the development of aromatic cationic compounds commencing in 1998. In addition to our internal resources, we use the expertise and resources of strategic partners and third parties in a number of areas, including (i) discovery research, (ii) pre-clinical and human clinical trials and (iii) manufacture of pharmaceutical drugs.

We intend to continue to work with our scientific and foundation partners to validate our technology platform. We believe we will be permitted to sell drugs in niche markets in certain developing countries as we further target multi-billion dollar markets by developing drugs to treat fungal, bacterial and viral infections. Our leading oral drug candidate is pafuramidine maleate, or pafuramidine, which is also known as DB289. Pafuramidine is in two Phase III trials, one to treat PCP and another to treat African sleeping sickness. Each of these trials have been given a Special Protocol Assessment by the United States Food and Drug Administration, or the FDA. Because we demonstrated to the FDA  pafuramidine’s potential to provide improvement over currently available alternative therapies  the FDA granted orphan drug designation to pafuramidine for treatment of African sleeping sickness. The development of pafuramidine to treat African sleeping sickness and malaria is sponsored in full through grants to the scientific consortium with which we collaborate. The consortium is led by the University of North Carolina at Chapel Hill (UNC-CH) and is sponsored by the Bill and Melinda Gates Foundation, which has granted over $22 million to the UNC-led consortium to fund Phase III clinical trials. Orphan drug designation may allow for accelerated FDA review of pafuramidine for treatment of African sleeping sickness and malaria. However, there is no guarantee that orphan drug designation will result in faster product development or impact the likelihood and timing of product approval. Pafuramidine is in a Phase III pivotal trial targeting PCP, and we recently initiated a Phase II trial to determine pafuramidine’s effectiveness in preventing malaria.

Immtech holds an exclusive worldwide license to develop and commercialize a broad platform of aromatic cationic compounds. These drugs have demonstrated broad activity against a number of infectious organisms that cause fungal, parasitic, bacterial and viral diseases.

An aromatic cationic compound is a molecule that has at least one positively charged end and one benzene ring in its structure. Immtech’s library of compounds includes many aromatic dications, which are molecules with two positive ends held together by a linker. Although the mechanism of action of these compounds is not completely understood, it is thought that their ability to bind to segments of deoxyribonucleic acid, or DNA, interferes with the activity of enzymes needed for microbial growth and development. The composition of dications, with positive charges on the ends and links of different length, shape, flexibility and curvature, allows for compound-specific binding to DNA or to other receptors.

No significant research work was done on cationic compounds until the National Institute of Health began supporting work done by scientists from the UNC-CH led consortium. The library of compounds to which Immtech

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has worldwide exclusive right represents a new generation of cationic compounds. Additionally, scientists from the UNC-CH led consortium developed a proprietary prodrug technology which could make the compounds orally available.

About Immtech

A predecessor of our company was incorporated under the laws of the State of Wisconsin on October 15, 1984, and subsequently merged into the current Delaware corporation on April 1, 1993. Our executive offices are located at One North End Avenue, New York, New York 10282, telephone number (212)791-2911 or toll-free (877) 898-8093.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the information contained in the sections titled “Business — Risk Factors” in Part I — Item 1A of our Annual Report on Form 10-K and the risks described below, together with the other information contained in, or incorporated by reference into, this prospectus, before you decide whether to buy our Common Stock. If any of the events described in these risks actually occurs, the market price of our Common Stock could decline, and you may lose all or part of the money you paid to buy our Common Stock.

There is no assurance that we will successfully develop a commercially viable product.  Our most advanced and first drug candidate, pafuramidine, is in Phase III pivotal clinical trials for two indications.

We are in various stages of human clinical trials, and in some cases preclinical development activities required for drug approval and commercialization.  Since our formation in October 1984, we have engaged in research and development programs, expanding our network of scientists and scientific advisors, licensing technology agreements and, since obtaining the rights thereto in 1997, advancing the commercialization of the aromatic cation technology platform that is the basis for our first drug candidate, pafuramidine.  We have generated no revenue from product sales, do not have any products currently available for sale, and none are expected to be commercially available for sale until after March 31, 2008, if at all.  There can be no assurance that the research we fund and manage will lead to commercially viable products.  Our most advanced programs are in clinical testing using pafuramidine, our first drug candidate, for several indications including Phase III clinical studies of PCP and African sleeping sickness and malaria prophylaxis and malaria treatment and must undergo substantial additional regulatory review prior to commercialization.

We have a history of losses and an accumulated deficit and, as a result, our future profitability is uncertain.

We have experienced significant operating losses since our inception and we expect to incur additional operating losses as we continue research and development, clinical trial and commercialization efforts.  As of March 31, 2007, we had an accumulated deficit of approximately $100.5 million.  Losses from operations were approximately $15.7 million and $11.7 million for the fiscal years ended March 31, 2006 and March 31, 2007, respectively.

We need substantial additional funds, currently and in future years, to continue our research and development.  If such financing is not available, we may be required to pursue other financing alternatives, reduce spending for our research programs or cease operations.

Our operations to date have consumed substantial amounts of cash.  Negative cash flow from operations is expected to continue in the foreseeable future.  Without substantial additional financing, we may be required to reduce some or all of our research programs or cease operations.  Our cash requirements may vary materially from those now planned because of results of research and development, results of preclinical and clinical testing, responses to our grant requests, relationships with strategic partners, changes in the focus and direction of our research and development programs, delays in the enrollment and completion of our clinical trials, competitive and technological advances, FDA and foreign regulatory approval processes and other factors.  In any of these circumstances, we may require substantially more funds than we currently have available or intend to raise to continue our business.  We may seek to satisfy future funding requirements through public or private offerings of

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equity securities, by collaborative or other arrangements with pharmaceutical or biotechnology companies, issuance of debt or from other sources.  Additional financing may not be available when needed or may not be available on acceptable terms.  If adequate financing is not available, we may not be able to continue as a going concern or may be required to delay, scale back or eliminate certain research and development programs, relinquish rights to certain technologies or drug candidates, forego desired opportunities or license third parties to commercialize our products or technologies that we would otherwise seek to pursue internally.  To the extent we raise additional capital by issuing equity securities, ownership dilution to existing stockholders may result.

We receive funding primarily from research and development programs, fees associated with licensing of our technology, grants and from sales of equity securities.  To date we have directed most of such funds not used for general and administrative overhead toward our research and development and commercialization programs (including preparation of submissions to regulatory agencies).  Until one or more of our drug candidates is approved for sale, our funding is limited to funds from research and development programs, fees associated with licensing of our technology, grants and proceeds from sales of equity or debt securities.

We do not have employment contracts with most of our employees.

All of our employees are “at will” and may leave at any time.  None of our executive officers has as of this date, expressed any intention to retire or leave our employ.  We do not have “key-man” life insurance policies on any of our executives.

Most of our business’ financial aspects, including investor relations, intellectual property control and corporate governance, are under the supervision of Eric L. Sorkin, Cecilia Chan and Gary Parks.  Together, Mr. Sorkin, Ms. Chan and Mr. Parks hold institutional knowledge and business acumen that they utilize to assist us to forge new relationships and foster new business opportunities without diminishing or undermining existing programs and obligations.

A substantial portion of our proprietary intellectual property is developed by scientists who are not employed by us.

Our business depends to a significant degree on the continuing contributions of our key management, scientific and technical personnel, as well as on the continued discoveries of scientists, researchers and specialists at UNC-CH, Georgia State University, Duke University, and Auburn University, and other research groups that form part of our Scientific Consortium and assist in the development of our drug candidates.  A substantial portion of our proprietary intellectual property is developed by scientists who are employed by our partner universities and other research groups.  We do not have control over, knowledge of, or access to those employment arrangements.  We have not been advised by any of our key employees, key members of the scientific research groups or other research groups that form part of our Scientific Consortium of their intention to leave their employ with these parties or the programs they conduct.

There can be no assurance that the loss of certain members of management or the scientists, researchers and technicians from the universities or other members of our Scientific Consortium would not materially adversely affect our business.

Additional research grants to fund our operations may not be available or, if available, not on terms acceptable to us.

We have funded our product development and operations as of March 31, 2007 through a combination of sales of equity instruments and revenue generated from research agreements and grants.  As of March 31, 2007, our accumulated deficit was approximately $100.5 million, net of approximately $25.1 million, which was funded either directly or indirectly with grant funds and payments from research and testing agreements.

In November 2000, The Bill & Melinda Gates Foundation awarded a $15.1 million grant to UNC-CH to develop new drugs to treat African sleeping sickness and Leishmaniasis, a parasite that infects humans and can cause severe liver damage or disfiguring skin disease.  On March 29, 2001, we entered into a clinical research subcontract with UNC-CH, whereby we were to receive up to $9.8 million, subject to certain terms and conditions, over the succeeding five year period, to conduct certain clinical and research studies related to the grant from the Foundation.  In April 2003, the Foundation increased the grant to UNC-CH by approximately $2.7 million for the expansion of Phase IIb/III clinical trials to treat African sleeping sickness and to improve manufacturing processes.  As of March 31, 2006, we had received, pursuant to the clinical research subcontract, inclusive of our portion of the

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increase of the grant from the Foundation, a total amount of funding of approximately $11.7 million.  On March 28, 2006, the Foundation increased the grant to UNC-CH by an approximate additional $22.6 million.  $13.6 million of the additional grant is budgeted to be paid to us over five years under the clinical research subcontract, which was amended and restated.  On May 24, 2006, we received the first payment of approximately $5.6 million of the five year $13.6 million contract.

We will continue to apply for new grants to support continuing research and development of our proprietary aromatic cation technology platform and other drug candidates.  The process of obtaining grants is extremely competitive and there can be no assurance that any of our grant applications will be acted upon favorably.  Some charitable organizations directly or indirectly provide funding to us may require licenses to our proprietary information or may impose price restrictions on the products we develop with their funds.  We may not be able to negotiate terms that are acceptable to us with such organizations.  In the event we are unable to raise sufficient funds to advance our product developments with such grant funds we may seek to raise additional capital with the issuance of equity or debt securities.  There can be no assurance that we will be able to place or sell equity or debt securities on terms acceptable to us and, if we sell equity, existing stockholders may suffer dilution.

None of our drug candidates have been approved for sale by any regulatory agency.  Such approval is required before we can sell drug products commercially.

Our first drug candidate, pafuramidine, requires additional clinical testing, regulatory approval and development of marketing and distribution channels, all of which are expected to require substantial additional investment prior to commercialization.  There can be no assurance that any of our drug candidates will be successfully developed, demonstrated to be safe and effective in human clinical trials, meet applicable regulatory standards, be approved by regulatory authorities, be eligible for third-party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance.  If we are unable to commercialize our drug candidates in a timely manner we may be required to seek additional funding, reduce or cancel some or all of our development programs, sell or license some of our proprietary information or cease operations.

There are substantial uncertainties related to clinical trials that may result in the extension, modification or termination of one or more of our programs.

In order to obtain required regulatory approvals for the commercial sale of our drug candidates, we must demonstrate through human clinical trials that our drug candidates are safe and effective for their intended uses.  Prior to conducting human clinical trials we must obtain governmental approvals from the host nation, approval from the United States to export our drug candidate to the test site (if the test site is not in the United States) and qualify a sufficient number of volunteer patients that meet our trial criteria.  If we do not obtain required governmental consents or if we do not enroll a sufficient number of patients in a timely manner or at all, our trial expenses could increase, results may be delayed or the trial may be cancelled.

We may find, at any stage of our research and development and commercialization, that drug candidates that appeared promising in earlier clinical trials do not demonstrate safety or effectiveness in later clinical trials and therefore do not receive regulatory approvals.  Despite the positive results of our preclinical testing and human clinical trials those results may not be predictive of the results of later clinical trials and large-scale testing.  Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in various stages of clinical trials, even after promising results had been obtained in early-stage or late-stage human clinical trials or even after initial regulatory approval and commercialization of the approved product.

Completion of human clinical trials may be delayed by many factors, including slower than anticipated patient enrollment, participant retention and follow up, difficulty in securing sufficient supplies of clinical trial materials or other adverse events occurring during clinical trials.  For instance, once we obtain permission to run a human trial, there are strict criteria regulating who we can enroll in the trial.  In the case of African sleeping sickness, we are subject to civil unrest in sub-Sahara Africa where local rebels could close clinics and dramatically reduce enrollment or follow up rates, and make it difficult to conduct trials.  Political instability and the minimal infrastructure in the African countries where we conduct our African sleeping sickness trials may cause delays in enrollment and difficulty in the completion of trials.

Completion of preclinical and clinical studies, and development of the chemistry, manufacturing and quality controls of the drug candidate may take several years, and the length of time varies substantially with the type, complexity, novelty and intended use of the product.  Delays or rejections may be based upon many factors, including changes in regulatory policy during the period of product development.  No assurance can be given that

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any of our development programs will be successfully completed, that any IND application filed with the FDA (or any foreign equivalent filed with the appropriate foreign authorities) will become effective, that additional clinical trials will be allowed by the FDA or other regulatory authorities, or that clinical trials will commence as planned.  There have been delays in our testing and development schedules due to the aforementioned conditions and funding and patient enrollment difficulties and there can be no assurance that our future testing and development schedules will be met.

We do not currently have pharmaceutical manufacturing and distribution capability, which could impair our ability to develop commercially viable products at reasonable costs.

Our ability to commercialize drug candidates will depend in part upon our ability to have manufactured or developed the capability to manufacture our drug candidates and to distribute those goods, either directly or through third parties, at a competitive cost and in accordance with FDA and other regulatory requirements.  We currently lack facilities and personnel to manufacture or distribute our drug candidates.  There can be no assurance that we will be able to acquire such resources, either directly or through third parties, at reasonable costs, if we develop commercially viable products.

We are dependent on third party relationships for critical aspects of our business.  Problems that develop in these relationships may increase costs and/or diminish our ability to develop our drug candidates.

We use the expertise and resources of strategic partners and third parties in a number of key areas, including (i) discovery research, (ii) preclinical and human clinical trials, (iii) product development, and (iv) manufacture of pharmaceutical drugs.  We have a worldwide license and exclusive commercialization rights to a proprietary aromatic cation technology platform and are developing drugs intended for commercial use based on that platform.  This strategy creates risks by placing critical aspects of our business in the hands of third parties, whom we may not be able to control.  If these third parties do not perform in a timely and satisfactory manner, we may incur costs and delays as we seek alternate sources of such products and services, if available. Such costs and delays may have a material adverse effect on our business if the delays jeopardize our licensing arrangements by causing us to become non-compliant with certain license agreements.

We may seek additional third party relationships in certain areas, particularly in clinical testing, manufacturing, marketing, distribution and other areas where pharmaceutical and biotechnology company collaborators will enable us to develop particular products or geographic markets that are otherwise beyond our current resources and/or capabilities.  There is no assurance that we will be able to obtain any such collaboration or any other research and development, clinical trial, manufacturing, marketing or distribution relationships.  Our inability to obtain and maintain satisfactory relationships with third parties may have a material adverse effect on our business by slowing our ability to develop new products, requiring us to expand our internal capabilities, increasing our overhead and expenses, hampering future growth opportunities or causing us to delay or terminate affected programs.

We are uncertain about our ability to protect or obtain necessary patents and protect our proprietary information.  Our ability to develop and commercialize drug candidates would be compromised without adequate intellectual property protection.

We have spent and continue to spend considerable funds to develop our drug candidates and we are relying on the potential to exploit commercially without competition the results of our product development.  Much of our intellectual property is licensed to us under various agreements.  It is the primary responsibility of the discoverer to develop his, her or its invention confidentially, insure that the invention is unique, and to obtain patent protection.  In most cases, our role is to reimburse patent related costs after we decide to develop any such invention.  We therefore rely on the inventors to insure that technology licensed to us is adequately protected.  Without adequate protection for our intellectual property we believe our ability to realize profits on our future commercialized product would be diminished.  Without protection, competitors might be able to copy our work and compete with our products without having invested in the development.

There can be no assurance that any particular patent will be granted or that issued patents (issued to us directly or through licenses) will provide us with the intellectual property protection contemplated by such patents.  Patents and licenses of patents can be challenged, invalidated or circumvented.  Patent litigation is expensive and time-consuming and the outcome cannot be predicted.  It is also possible that competitors will develop similar products simultaneously.  Our breach of any license agreement or the failure to obtain a license to any technology or process which may be required to develop or commercialize one or more of our drug candidates may have a material

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adverse effect on our business, including the need for additional capital to develop alternate technology, the potential that competitors may gain unfair advantage and lessen our expectation of potential future revenues.

The pharmaceutical and biotechnology fields are characterized by a large number of patent filings, and a substantial number of patents have already been issued to other pharmaceutical and biotechnology companies.  Third parties may have filed applications for, or may have been issued, certain patents and may obtain additional patents and proprietary rights related to products or processes competitive with or similar to those that we are attempting to develop and commercialize.  We may not be aware of all of the patents potentially adverse to our interests that may have been issued to others.  No assurance can be given that patents do not exist, have not been filed or could not be filed or issued, which contain claims relating to or competitive with our technology, drug candidates, product uses or processes.  If patents have been or are issued to others containing preclusive or conflicting claims, then we may be required to obtain licenses to one or more of such patents or to develop or obtain alternative technology.  There can be no assurance that the licenses or alternative technology that might be required for such alternative processes or products would be available on commercially acceptable terms, or at all.

Because of the substantial length of time and expense associated with bringing new drug products to market through the development and regulatory approval process, the pharmaceutical and biotechnology industries place considerable importance on patent and trade secret protection for new technologies, products and processes.  Since patent applications filed in the United States are confidential for eighteen months after filing and some are confidential until their date of issue as a patent and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be certain that we (or our licensors) were the first to make the inventions covered by pending patent applications or that we (or our licensors) were the first to file patent applications for such inventions.  The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions and, therefore, the breadth of claims allowed in pharmaceutical and biotechnology patents, or their enforceability, cannot be predicted.  There can be no assurance that any patents under pending patent applications or any further patent applications will be issued.  Furthermore, there can be no assurance that the scope of any patent protection will exclude competitors or provide us competitive advantages, that any of our (or our licensors’) patents that have been issued or may be issued will be held valid if subsequently challenged, or that others, including competitors or current or former employers of our employees, advisors and consultants, will not claim rights in, or ownership to, our (or our licensors’) patents and other proprietary rights.  There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise obtain access to our proprietary information, or that others may not be issued patents that may require us to obtain a license for, and pay significant fees or royalties for, such proprietary information.

We rely on technology developed by others and shared with collaborators to develop our drug candidates, which puts our proprietary information at risk of unauthorized disclosure.

We rely on trade secrets, know-how and technological advancement to maintain our competitive position.  Although we use license agreements, confidentiality agreements and employee proprietary information and invention assignment agreements to protect our trade secrets and other unpatented know-how, these agreements may be breached by the other party thereto or may otherwise be of limited effectiveness or enforceability.

We are licensed to commercialize technology from a proprietary aromatic cation technology platform developed by our research partners, comprised primarily of scientists employed by universities in our Scientific Consortium.  The academic world is improved by the sharing of information.  As a business, however, the sharing of information whether through publication of research, academic lectures or general intellectual discourse among contemporaries is not conducive to protection of proprietary information.  Our proprietary information may fall into the possession of unintended parties without our knowledge through customary academic information sharing.

At times we may enter into confidentiality agreements with other companies, allowing them to test our technology for potential future licensing, in return for milestone and royalty payments should any discoveries result from the use of our proprietary information.  We cannot be assured that such parties will honor these confidentiality agreements subjecting our intellectual property to unintended disclosure.

The pharmaceutical and biotechnology industries have experienced extensive litigation regarding patent and other intellectual property rights.  We could incur substantial costs in defending suits that may be brought against us (or our licensors) claiming infringement of the rights of others or in asserting our (or our licensors’) patent rights in a suit against another party.  We may also be required to participate in interference proceedings declared by

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the United States Patent and Trademark Office or similar foreign agency for the purpose of determining the priority of inventions in connection with our (or our licensors’) patent applications.

Adverse determinations in litigation or interference proceedings could require us to seek licenses (which may not be available on commercially reasonable terms) or subject us to significant liabilities to third parties, and could therefore have a material adverse effect on our business by increasing our expenses and having an adverse effect on our business.  Even if we prevail in an interference proceeding or a lawsuit, substantial resources, including the time and attention of our officers, would be required.

Confidentiality agreements may not adequately protect our intellectual property, which could result in unauthorized disclosure or use of our proprietary information.

We require our employees, consultants and third parties with whom we share proprietary information to execute confidentiality agreements upon the commencement of their relationship with us.  The agreements generally provide that trade secrets and all inventions conceived by the individual and all confidential information developed or made known to the individual during the term of the relationship will be our exclusive property and will be kept confidential and not disclosed to third parties except in specified circumstances.  There can be no assurance, however, that these agreements will provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure of such information.  If our unpatented proprietary information is publicly disclosed before we have been granted patent protection, our competitors could be unjustly enriched and we could lose the ability to profitably develop products from such information.

Our industry has significant competition; our drug candidates may become obsolete prior to commercialization due to alternative technologies, thereby rendering our development efforts obsolete or non-competitive.

The pharmaceutical and biotechnology fields are characterized by extensive research efforts and rapid technological progress.  Competition from other pharmaceutical and biotechnology companies and research and academic institutions is intense and other companies are engaged in research and product development to treat the same diseases that we target.  New developments in pharmaceutical and biotechnology fields are expected to continue at a rapid pace in both industry and academia.  There can be no assurance that research and discoveries by others will not render some or all of our programs or products non-competitive or obsolete.

We are aware of other companies and institutions dedicated to the development of therapeutics similar to those we are developing.  Many of our existing or potential competitors have substantially greater financial and technical resources than we do and therefore may be in a better position to develop, manufacture and market pharmaceutical products.  Many of these competitors are also more experienced performing preclinical testing and human clinical trials and obtaining regulatory approvals.  The current or future existence of competitive products may also adversely affect the marketability of our drug candidates.

In the event some or all of our programs are rendered non-competitive or obsolete, we do not currently have alternative strategies to develop new product lines or the financial resources to pursue such a course of action.

There is no assurance that we will receive FDA or corollary foreign approval for any of our drug candidates for any indication.  We are subject to government regulation for the commercialization of our drug candidates.

We have not made application to the FDA or any other regulatory agency to sell commercially or label any of our drug candidates.  We or our collaborators have received licenses from the FDA to export pafuramidine for testing purposes and have previously been approved to conduct human clinical trials for various indications in each of the United States, Germany, France, the Democratic Republic of Congo, Angola, Sudan, Thailand, Argentina, Chile, Colombia, Mexico, Peru, South Africa, and the United Kingdom.

All new pharmaceutical drugs, including our drug candidates, are subject to extensive and rigorous regulation by the federal government, principally the FDA under the FFDCA and other laws and by applicable state, local and foreign governments.  Such regulations govern, among other things, the development, testing, manufacturing, labeling, storage, pre-market clearance or approval, advertising, promotion, sale and distribution of pharmaceutical drugs.  If drug products are marketed abroad, they are subject to extensive regulation by foreign governments.  Failure to comply with applicable regulatory requirements may subject us to administrative or

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judicially imposed sanctions such as civil penalties, criminal prosecution, injunctions, product seizure or detention, product recalls, total or partial suspension of production and FDA refusal to approve pending applications.

Each of our drug candidates must be approved for each indication for which we believe it to be viable.  We have not yet determined from which regulatory agencies we will seek approval for our drug candidates or indications for which approval will be sought.  Once determined, the approval process is subject to those agencies’ policies and acceptance of those agencies’ approvals, if obtained, in the countries where we intend to market our drug candidates.

We have not received regulatory approval in the United States or any foreign jurisdiction for the commercial sale of any of our drug candidates.

On November 21, 2006, the FDA granted orphan drug designation for pafuramidine to treat PCP, and on June 18, 2007, the FDA granted orphan drug designation for pafuramidine to treat malaria. This provides Immtech with financial and regulatory benefits during the development course of pafuramidine, including opportunity to apply for government grants for conducting clinical trials, waiver of the Prescription Drug User’s Fee for submission of the NDA for pafuramidine for PCP and malaria, tax credits, and a seven-year market exclusivity upon final FDA approval for each use.

On April 23, 2004, the FDA granted fast-track designation for pafuramidine for treatment of African sleeping sickness.  Fast-track designation means, among other things, that the FDA may accept initial late-stage data from us, rather than waiting for the entire Phase III pivotal clinical trial data to be submitted together, for consideration of approval to market the drug.  There is, however, no guarantee that fast-track designation will result in faster product development or licensing approval or that our drug candidates will be approved at all.

The process of obtaining FDA or other regulatory approvals, including foreign approvals, often takes many years and varies substantially based upon the type, complexity and novelty of the products involved and the indications being studied.  Furthermore, the approval process is extremely expensive and uncertain.  There can be no assurance that our drug candidates will be approved for commercial sale in the United States by the FDA or regulatory agencies in foreign countries.  The regulatory review process can take many years and we will need to raise additional funds to complete the regulatory review process for our current drug candidates.  The failure to receive FDA or other governmental approval would have a material adverse effect on our business by precluding us from marketing and selling such products and negatively impacting our ability to generate future revenues.  Even if regulatory approval of a product is granted, there can be no assurance that we will be able to obtain the labeling claims (a labeling claim is a product’s description and its FDA permitted uses) necessary or desirable for the promotion of such product.  FDA regulations prohibit the marketing or promotion of a drug for unapproved indications.  Furthermore, regulatory marketing approval may entail ongoing requirements for post-marketing studies if regulatory approval is obtained.  We will also be subject to ongoing FDA obligations and continued regulatory review.  In particular, we, or our third party manufacturers, will be required to adhere to good manufacturing practices, which require us (or our third party manufacturers) to manufacture products and maintain records in a prescribed manner with respect to manufacturing, testing and quality control.  Further, we (or our third party manufacturers) must pass a manufacturing facilities pre-approval inspection by the FDA or corollary agency before obtaining marketing approval.  Failure to comply with applicable regulatory requirements may result in penalties, such as restrictions on a product’s marketing or withdrawal of the product from the market.  In addition, identification of certain side-effects after a drug is on the market or the occurrence of manufacturing problems could cause subsequent withdrawal of approval, reformulation of the drug, additional preclinical testing or clinical trials and changes in labeling of the product.

Prior to the submission of an application for FDA or other regulatory approvals, our pharmaceutical drugs undergo rigorous preclinical and clinical testing, which may take several years and the expenditure of substantial financial and other resources.  Before commencing clinical trials in humans in the United States, we must submit to the FDA and receive clearance of an IND.  There can be no assurance that submission of an IND for future clinical testing of any of our drug candidates under development or other future drug candidates will result in FDA permission to commence clinical trials or that we will be able to obtain the necessary approvals for future clinical testing in any foreign jurisdiction.  Further, there can be no assurance that if such testing of drug candidates under development is completed, any such drug compounds will be accepted for formal review by the FDA or any foreign regulatory agency or approved by the FDA for marketing in the United States or by any such foreign regulatory agencies for marketing in foreign jurisdictions.

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Our most advanced programs are developing products intended for sale in countries that may not have established pharmaceutical regulatory agencies.

Some of the intended markets for our treatment of African sleeping sickness and malaria are in countries without developed pharmaceutical regulatory agencies.  We plan in such cases to try first to obtain regulatory approval from a recognized pharmaceutical regulatory agency such as the FDA or one or more European agencies and then to apply to the targeted country for recognition of the foreign approval.  Because the countries where we intend to market treatments for African sleeping sickness and malaria are not obligated to accept foreign regulatory approvals and because those countries do not have standards of their own for us to rely upon, we may be required to provide additional documentation or complete additional testing prior to distributing our products in those countries.

There is uncertainty regarding the availability of health care reimbursement to prospective purchasers of our anticipated products.  Health care reform may negatively impact the ability of prospective purchasers of our anticipated products to pay for such products.

Our ability to commercialize any of our drug candidates will depend in part on the extent to which reimbursement for the costs of the resulting drug will be available from government health administration authorities, private health insurers, non-governmental organizations and others.  Many of our drug candidates, including treatments for human African sleep sickness, malaria and TB, would be in the greatest demand in developing nations, many of which do not maintain comprehensive health care systems with the financial resources to pay for such drugs.  We do not know to what extent governments, private charities, international organizations and others would contribute toward bringing newly developed drugs to developing nations.  Even among drugs sold in developed countries, significant uncertainty exists as to the reimbursement status of newly approved health care products.  There can be no assurance of the availability of third party insurance reimbursement coverage enabling us to establish and maintain price levels sufficient for realization of a profit on our investment in developing pharmaceutical drugs.  Government and other third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drug products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval.  If adequate coverage and reimbursement levels are not provided by government and third-party payers for uses of our anticipated products, the market acceptance of these products would be adversely affected.

Healthcare reform proposals are regularly introduced in the United States Congress and in various state legislatures and there is no guarantee that such proposals will not be introduced in the future.  We cannot predict when any proposed reforms will be implemented, if ever, or the effect of any implemented reforms on our business.  Implemented reforms may have a material adverse effect on our business by reducing or eliminating the availability of third-party reimbursement for our anticipated products or by limiting price levels at which we are able to sell such products.  If reimbursement is not available for our products, health care providers may prescribe alternative remedies if available.  Patients, if they cannot afford our products, may do without.  In addition, if we are able to commercialize products in overseas markets, then our ability to achieve success in such markets may depend, in part, on the health care financing and reimbursement policies of such countries.  We cannot predict changes in health care systems in foreign countries, and therefore, do not know the effects on our business of possible changes.

Shares eligible for future sale may adversely affect our ability to sell equity securities.

Sales of our Common Stock (including the issuance of shares upon conversion of our preferred stock (the “Preferred Stock”)) in the public market could materially and adversely affect the market price of shares because prior sales have been executed at or below our current market price.  We have outstanding five series of Preferred Stock that convert to our Common Stock at prices equivalent to $4.42, $4.00, $4.42, $9.00 and $7.04, respectively, for our series A convertible preferred stock (“Series A Preferred Stock”), series B convertible preferred stock (“Series B Preferred Stock”), series C convertible preferred stock (“Series C Preferred Stock”), series D convertible preferred stock (“Series D Preferred Stock”) and series E convertible preferred stock (“Series E Preferred Stock”) (subject to adjustment for stock splits, stock dividends and similar dilutive events).  Our obligation to convert our Preferred Stock upon demand by the holders may depress the price of our Common Stock and also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate.

As of June 4, 2007 we had 15,374,334 shares of Common Stock outstanding, plus (1) 55,500 shares of Series A Preferred Stock, convertible into approximately 313,914 shares of Common Stock at the conversion rate of 1:5.6561, (2) 13,464 shares of Series B Preferred Stock convertible into approximately 84,150 shares of Common

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Stock at the conversion rate of 1:6.25, (3) 45,536 shares of Series C Preferred Stock convertible into approximately 257,556 shares of Common Stock at the conversion rate of 1:5.6561, (4) 117,200 shares of Series D Preferred Stock convertible into approximately 325,558 shares of Common Stock at the conversion rate of 1:2.7778, (5) 110,200 shares of Series E Preferred Stock convertible into approximately 391,336 shares of Common Stock at the conversion rate of 1:3.5511, (6) 1,719,609 options to purchase shares of Common Stock with a weighted-average exercise price of $8.82 per share, and (7) 2,303,610 warrants to purchase shares of Common Stock with a weighted-average exercise price of $8.02.  Of the shares outstanding, 14,515,960 shares of Common Stock are freely tradable without restriction.  All of the remaining 858,374 shares are restricted from resale, except pursuant to certain exceptions under the Securities Act of 1933, as amended (the “Securities Act”).

Our outstanding options and warrants may adversely affect our ability to consummate future equity financings due to the dilution potential to future investors.

We have outstanding options and warrants for the purchase of shares of our Common Stock with exercise prices currently below market which may adversely affect our ability to consummate future equity financings.  The holders of such warrants and options may exercise them at a time when we would otherwise be able to obtain additional equity capital on more favorable terms.  To the extent any such options and warrants are exercised, the value of our outstanding shares of our Common Stock may be diluted.

As of June 4, 2007, we have outstanding vested options to purchase 1,297,013 shares of Common Stock at a weighted-average exercise price of $9.53 and vested warrants to purchase 2,293,610 shares of Common Stock with a weighted-average price of $8.05

Due to the number of shares of Common Stock we are obligated to sell pursuant to outstanding options and warrants described above, potential investors may not purchase our future equity offerings at market price because of the potential dilution such investors may suffer as a result of the exercise of the outstanding options and warrants.

The market price of our Common Stock has experienced significant volatility.

The securities markets from time to time experience significant price and volume fluctuations unrelated to the operating performance of particular companies.  In addition, the market prices of the Common Stock of many publicly traded pharmaceutical companies have been and can be expected to be especially volatile.  Our Common Stock price in the 52-week period ended (i) March 31, 2007 had a high of $9.60 and a low of $4.50 and (ii) June 4, 2007 had a high of $9.60 and a low of $4.50.  Announcements of technological innovations or new products by us or our competitors, developments or disputes concerning patents or proprietary rights, publicity regarding actual or potential clinical trial results relating to products under development by us or our competitors, regulatory developments in both the United States and foreign countries, delays in our testing and development schedules, public concern as to the safety of pharmaceutical drugs and economic and other external factors, as well as period-to-period fluctuations in our financial results, may have a significant impact on the market price of our Common Stock.  The realization of any of the risks described in these “Risk Factors” may have a significant adverse impact on such market prices.

We may pay vendors in stock as consideration for their services.  This may result in stockholder dilution, additional costs and difficulty retaining certain vendors.

In order for us to preserve our cash resources, we have previously paid and may in the future pay vendors in shares, warrants or options to purchase shares of our Common Stock rather than cash.  Payments for services in stock may materially and adversely affect our stockholders by diluting the value of outstanding shares of our Common Stock.  In addition, in situations where we have agreed to register the shares issued to a vendor, this will generally cause us to incur additional expenses associated with such registration.  Paying vendors in shares, warrants or options to purchase shares of Common Stock may also limit our ability to contract with the vendor of our choice should that vendor decline payment in stock.

We do not intend to pay dividends on our Common Stock.  Until such time as we pay cash dividends, our stockholders must rely on increases in our stock price for appreciation.

We have never declared or paid dividends on our Common Stock.  We intend to retain future earnings to develop and commercialize our products and therefore we do not intend to pay cash dividends in the foreseeable future.  Until such time as we determine to pay cash dividends on our Common Stock, our stockholders must rely on increases in our Common Stock’s market price for appreciation.

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If we do not effectively manage our growth, our resources, systems and controls may be strained and our operating results may suffer.

We have recently added to our workforce and we plan to continue to increase the size of our workforce and scope of our operations as we continue our drug development programs and clinical trials and move towards commercialization of our products.  This growth of our operations will place a significant strain on our management personnel, systems and resources.  We may need to implement new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems.  These endeavors will require substantial management effort and skill, and we may require additional personnel and internal processes to manage these efforts.  If we are unable to effectively manage our expanding operations, our revenue and operating results could be materially and adversely affected.

Our continuing obligations as a public company under the laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and related regulations, are likely to increase our expenses and administrative burden.  Changes in the laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the SEC and self-regulatory organizations (e.g. the AMEX), are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming.  These laws, regulations and standards are subject to varying interpretations, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies.  This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.  We have and expect to continue to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from the business of the Company to compliance activities.  If our efforts to comply with new laws, regulations and standards differ from the conduct expected by regulatory or governing bodies, those authorities may initiate legal proceedings against us and our business may be harmed.

There are limitations on the liability of our directors, and we may have to indemnify our officers and directors in certain instances.

Our certificate of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors.  Our bylaws provide that we will indemnify our officers, directors, employees and other agents to the fullest extent permitted by law.  These provisions may be in some respects broader than the specific indemnification provisions under Delaware law.  The indemnification provisions may require us, among other things, to (i) indemnify such persons against certain liabilities that may arise by reason of their status with or service to the Company (other than liabilities arising from willful misconduct of a culpable nature), (ii) advance expenses incurred as a result of any proceeding against such persons as to which they could be indemnified and (iii) obtain directors’ and officers’ insurance.  Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses actually and reasonably incurred in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Delaware law does not permit a corporation to eliminate a director’s duty of care and the provisions of our certificate of incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director’s breach of the duty of care.

We believe that our limitation of officer and director liability assists us to attract and retain qualified officers and directors.  However, in the event an officer, a director or our board of directors commits an act that may legally be indemnified under Delaware law, we will be responsible to pay for such officer(s) or director(s) legal defense and potentially any damages resulting therefrom.  Furthermore, the limitation on director liability may reduce the likelihood of derivative litigation against directors, and may discourage or deter stockholders from instituting litigation against directors for breach of their fiduciary duties, even though such an action, if successful, might benefit us and our stockholders.  Given the difficult environment and potential for incurring liabilities currently facing directors of publicly-held corporations, we believe that director indemnification is in our and our stockholders’ best interests because it enhances our ability to attract and retain highly qualified directors and reduce a possible deterrent to entrepreneurial decision-making.

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Nevertheless, limitations of director liability may be viewed as limiting the rights of stockholders, and the broad scope of the indemnification provisions contained in our certificate of incorporation and bylaws could result in increased expenses.  Our board of directors believes, however, that these provisions will provide a better balancing of the legal obligations of, and protections for, directors and will contribute positively to the quality and stability of our corporate governance.  Our board of directors has concluded that the benefit to stockholders of improved corporate governance outweighs any possible adverse effects on stockholders of reducing the exposure of directors to liability and broadened indemnification rights.

We are exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act.

The Sarbanes-Oxley Act requires that we maintain effective internal controls over financial reporting and disclosure controls and procedures.  Among other things, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.  Compliance with Section 404 requires substantial accounting expense and significant management efforts.  Our testing, or the subsequent review by our independent registered public accounting firm, may reveal deficiencies in our internal controls that would require us to remediate in a timely manner so as to be able to comply with the requirements of Section 404 each year.  If we are not able to comply with the requirements of Section 404 in a timely manner each year, we could be subject to sanctions or investigations by the SEC, the AMEX or other regulatory authorities that would require additional financial and management resources and could adversely affect the market price of our Common Stock.

Product liability exposure may expose us to significant liability.

We do not have pharmaceutical products for sale and we therefore do not carry product liability insurance.  However, if we do commercialize drug products we will face risk of exposure to product liability and other claims and lawsuits in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects.  We may not be able to avoid significant liability exposure.  We may not have sufficient insurance coverage and we may not be able to obtain sufficient coverage at a reasonable cost.  An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products.  A product liability claim could hurt our financial performance.  Even if we avoid liability exposure, significant costs could be incurred, potentially damaging our financial performance.  We do carry commercial general liability insurance and clinical trial insurance which covers our human clinical trial activities.

USE OF PROCEEDS

We will receive all of the net proceeds from the sale by us of our securities registered under the registration statement of which this prospectus is a part. Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds for general corporate purposes, including clinical trials, research and development expenses, general and administrative expenses, and for working capital and other general corporate purposes.

PLAN OF DISTRIBUTION

We may sell our Common Stock to one or more underwriters for public offering and sale by them and may also sell our Common Stock to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of our Common Stock in the applicable prospectus supplement. We have reserved the right to sell or exchange our Common Stock directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

We may distribute our Common Stock from time to time in one or more transactions:

•	at a fixed price or prices which may be changed;

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•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may also, from time to time, authorize dealers, acting as our agents, to offer and sell our Common Stock upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of our Common Stock, we or the purchasers of our Common Stock for whom the underwriters may act as agents may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell our Common Stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase our Common Stock as a principal, and may then resell our Common Stock at varying prices to be determined by the dealer.

We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of our Common Stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of our Common Stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of our Common Stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

To facilitate the offering of our Common Stock, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Common Stock. This may include over-allotments or short sales of our Common Stock, which involve the sale by persons participating in the offering of more of our Common Stock than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Common Stock by bidding for or purchasing our Common Stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if our Common Stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Common Stock at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of their business for which they receive compensation.

Any Common Stock sold pursuant to a prospectus supplement will be eligible for listing and trading on the American Stock Exchange, subject to official notice of issuance.

DESCRIPTION OF CAPITAL STOCK

General

The following are the material terms of our Common Stock. You should refer to the applicable provisions of Delaware law, our certificate of incorporation as amended and our bylaws for additional information. See “Where You Can Find More Information.”

Under our amended and restated certificate of incorporation our authorized capital stock consists of:

100,000,000 shares of Common Stock, par value $0.01 per share; and

5,000,000 shares of Preferred Stock, par value $0.01 per share.

                As of June 4, 2007, we had 15,374,334 shares of Common Stock outstanding (not including approximately 313,914 shares of Common Stock upon conversion of Series A Preferred Stock, 84,150 shares of Common Stock upon conversion of Series B Preferred Stock, 257,556 shares of Common Stock upon conversion of Series C

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Preferred Stock, 325,558 shares of Common Stock upon conversion of Series D Preferred Stock, 391,336 shares of Common Stock upon conversion of Series E Preferred Stock, 1,719,609 shares of Common Stock upon exercise of outstanding options, and 2,303,610 shares of Common Stock reserved for exercise of outstanding warrants held by certain investors). Of the shares of Common Stock outstanding, 14,515,960 shares of Common Stock are freely tradable without restriction. All of the remaining 858,374 shares are restricted from resale except pursuant to certain exceptions under the Securities Act.

Common Stock

Our Common Stock is traded on the AMEX under the symbol “IMM.”  Each share of our Common Stock entitles the holder to one vote on all matters on which holders are permitted to vote.  There is no cumulative voting for election of directors.  Accordingly, the holders of a majority of the shares voted can elect all of the nominees for director.

Subject to preferences that may be applicable to any outstanding series of Preferred Stock, the holders of our Common Stock are entitled to dividends when, and if, declared by the board of directors out of funds legally available for that purpose.  Upon liquidation, dissolution or winding up, subject to preferences that may be applicable to any outstanding series of Preferred Stock, the holders of our Common Stock are entitled to a pro rata share in any distribution to stockholders.  Our Common Stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to our Common Stock.  All outstanding shares of our Common Stock are fully paid and non-assessable.

Certain Provisions of Delaware Law and the Company’s Charter and Bylaws

The following paragraphs summarize certain provisions of the Delaware General Corporation Law, or DGCL, and our certificate of incorporation and bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to our bylaws, copies of which are on file with the SEC as exhibits to registration statements previously filed by us. See “Where You Can Find More Information.”

Certificate of Incorporation and By-laws. Pursuant to our certificate of incorporation, our board of directors may issue additional shares of Common Stock or Preferred Stock. Any additional issuance of Common Stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,
•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors, or
•	effecting an acquisition that might complicate or preclude the takeover.

Our bylaws set forth advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be presented at meetings of stockholders.  These procedures provide that notice of such stockholder proposals must be timely given in writing to our secretary prior to the meeting at which the action is to be taken.  Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting.  The advance notice requirement does not give our board of directors any power to approve or disapprove stockholder director nominations or proposals by may have the effect of precluding consideration of business at a meeting if proper notice procedures are not followed.

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

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•	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status,
•
upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers, or

•
on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith,
•
reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests, and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon for the company by Paul, Hastings, Janofsky & Walker LLP, Stamford, Connecticut.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended March 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference in the registration statement (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Statement No. 123 (revised 2004), Share-Based Payment) and (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement:

(i)             our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, filed with the SEC on June 14, 2007, and the exhibits incorporated therein;

(ii)            our Current Report on Form 8-K filed with the SEC on May 31, 2007;

(iii)           our Current Report on Form 8-K filed with the SEC on June 12, 2007;

(iv)           our Current Report on Form 8-K filed with the SEC on June 13, 2007;

(v)            the description of our Common Stock contained in our registration statement on Form 8-A pursuant to Section 12(b) of the Exchange Act filed with the SEC on August 6, 2003.

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference room or website. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:
Corporate Secretary
Immtech Pharmaceuticals, Inc.
150 Fairway Drive, Suite 150
Vernon Hills, Illinois, 60061
Telephone No. (847) 573-0033 or toll free (877) 898-8038

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public at the SEC’s website at http://www.sec.gov. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Our website is located at www.immtechpharma.com. The contents of our website are not part of this prospectus and should not be relied upon with respect thereto.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this annual report and in the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact may be deemed to be forward-looking statements.  Forward-looking statements frequently, but not always, use the words “may,” “intends,” “plans,” “believes,” “anticipates” or “expects” or similar words and may include statements concerning our strategies, goals and plans.  Forward-looking statements involve a number of significant risks and uncertainties that could cause our actual results or achievements or other events to differ materially from those reflected in such forward-looking statements.  Such factors include, among others described in this annual report, the following:  (i) we are in an early stage of product development,

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(ii) the possibility that favorable relationships with collaborators cannot be established or, if established, will be abandoned by the collaborators before completion of product development, (iii) the possibility that we or our collaborators will not successfully develop any marketable products, (iv) the possibility that advances by competitors will cause our drug candidates not to be viable, (v) uncertainties as to the requirement that a drug product be found to be safe and effective after extensive clinical trials and the possibility that the results of such trials, if completed, will not establish the safety or efficacy of our drug candidates, (vi) risks relating to requirements for approvals by governmental agencies, such as the United States Food and Drug Administration (the “FDA”), before products can be marketed and the possibility that such approvals will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to market our drug candidates successfully, (vii) the risk that our patents could be invalidated or narrowed in scope by judicial actions or that our technology could infringe upon the patent or other intellectual property rights of third parties, (viii) the possibility that we will not be able to raise adequate capital to fund our operations through the process of commercializing a successful product or that future financing will be completed on unfavorable terms, (ix) the possibility that any products successfully developed by us will not achieve market acceptance and (x) other risks and uncertainties that may not be described herein.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Delaware General Corporation Law

Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and or persons controlling the company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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GLOSSARY

As used in this prospectus, the following terms have the meanings set forth below.

Dication	A chemical molecule with two positively charged ends that are held together by a chemical linker.
FDA	U.S. Food and Drug Administration.
FFDCA	Federal Food, Drug, and Cosmetic Act as Amended.
IND	Investigational New Drug Application, or IND, is a document required to be filed with the FDA prior to performing clinical studies on human subjects in the United States.
Leishmaniasis	An infection caused by a protozoal parasite that affects the skin and abdominal organs, causing ulcers or skin disorders that resemble leprosy.
NDA	New Drug Application, or NDA, is a document required to be filed with the FDA prior to performing clinical studies on human subjects.
PCP	Pneumocystis carinii pneumonia (“PCP”) is a protozoal infection of the lungs, and most common of the AIDS-associated diseases.
Phase I	Clinical testing in which the safety and pharmacological profile of a new drug is established in humans.
Phase II
Clinical testing in which the effectiveness of a new drug is established in humans.  This includes establishing the dose amount and frequency required to achieve a therapeutic effect, the metabolic rate of the administered drug and the toxicity profile in specific patient populations.

Phase III
Commonly referred to as pivotal studies (however, in certain circumstances, Phase II trials can serve as pivotal).  When Phase II evaluations demonstrate that a dose range of the drug has a therapeutic effect and an acceptable safety profile, Phase III trials are undertaken in large patient populations to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety in an expanded and diverse patient population at multiple, geographically-dispersed clinical trial sites.

Scientific Consortium	University of North Carolina at Chapel Hill, Georgia State, Duke University and Auburn University
TB
A disease caused by bacteria, Mycobacterium tuberculosis, that is transmitted by breathing in or eating infected droplets, usually affecting the lungs, although infection of other organ systems can occur.

Trypanosomiasis	An infection caused by a protozoal parasite and transmitted usually by insect bites. Also known as African sleeping sickness.

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        Exhibit 23.1

IMMTECH PHARMACEUTICALS, INC. $50,000,000 Common Stock PROSPECTUS _____________, 2007

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth our estimates of the expenses to be incurred in connection with the offering of the shares of Common Stock being offered hereby:

SEC registration fee:	$	[ ]
Printing expenses:	$	[ ]
Legal fees and expenses:	$	[ ]
Accounting fees and expenses:	$	[ ]
Miscellaneous expenses:	$	[ ]
TOTAL:	$	[ ]

Item 15.  Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

Item 16.  Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following the Signature Page to this registration statement.

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(2)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3)           That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement, and

(b)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

 (4)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be

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presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the New York City, State of New York, on this 6th day of July 2007.

IMMTECH PHARMACEUTICALS, INC.

By:	/s/ Eric L. Sorkin
Eric L. Sorkin
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date
/s/ Eric L. Sorkin Eric L. Sorkin	President, Chief Executive Officer and Director (Principal Executive Officer)	July 6, 2007
/s/ Gary C. Parks Gary C. Parks	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	July 6, 2007
/s/ Cecilia Chan Cecilia Chan	Director	July 6, 2007
/s/ Judy Lau Judy Lau	Director	July 6, 2007
/s/ Levi H.K. Lee Levi H.K. Lee, M.D.	Director	July 6, 2007
/s/ Donald F. Sinex Donald F. Sinex	Director	July 6, 2007

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INDEX TO EXHIBITS

Exhibit	Description
4.1	Form of Common Stock Certificate (Form SB-2/A Registration Statement, dated March 30, 1999, File No. 333-64393) *
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP***
23.1	Consent of Deloitte & Touche LLP **
23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1) ***

*  These items are hereby incorporated by reference from the exhibits of the filing or report indicated (except) where noted, (Commission File No. 001-14907) and are hereby made a part of this Report.
** Filed herewith.
*** To be filed by amendment.

        Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 8, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Statement No. 123 (revised 2004), Share-Based Payment), relating to the financial statements of Immtech Pharmaceuticals, Inc. and our report dated June 8, 2007, relating to management’s report on the effectiveness of the internal control over financial reporting, appearing in the Annual Report on Form 10-K of Immtech Pharmaceuticals, Inc. for the year ended March 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
July 2, 2007